Exhibit 99.2

OfficeMax Incorporated

263 Shuman Boulevard Naperville, IL 60563

News Release

OfficeMax Media Contact	OfficeMax Investor Contact
Bill Bonner	Mike Steele
630 864 6066	630 864 6826

For Immediate Release: December 18, 2008

OFFICEMAX ANNOUNCES COMMON STOCK DIVIDEND SUSPENSION

Naperville, Ill. — OfficeMax Incorporated (NYSE:OMX), a leader in office products and services, announced today that the Board of Directors voted to suspend the payment of quarterly cash dividends on the Company’s common stock, effective immediately, due to the impact of continued weak economic conditions.

“Suspending the common stock dividend will result in annual savings of approximately $45 million and is consistent with the actions we’ve taken during 2008 to reduce costs and enhance liquidity, including recently announced staff eliminations and other cost reduction initiatives,” said Sam Duncan, chairman and chief executive officer of OfficeMax.  “In the current environment, we believe this is the most prudent decision and in the best interest of the company and its stakeholders.”

About OfficeMax® Incorporated

OfficeMax Incorporated is a leader in both business-to-business and retail office products distribution. The OfficeMax mission is simple: to help our customers do their best work. The company provides office supplies, print and document services through OfficeMax Impress™, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 30,000 associates through direct sales, catalogs, e-commerce and more than 1,000 stores. For more information, visit: http://www.officemax.com.